UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 10, 2021

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	30-1205798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7800 Shoal Creek Blvd, Suite 230-S, Austin, Texas	78757
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

 Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.
On September 10, 2021, Phunware, Inc. (the "Company") entered into a Stock Purchase Agreement (the "Purchase Agreement") with Caleb Borgstrom (the "Seller") for the purchase of all issued and outstanding shares of capital stock of Lyte Technology, Inc. ("Lyte"), which will become a wholly owned subsidiary of the Company, for total consideration valued at up to $10,317,000 (the "Consideration").
The Consideration is comprised of: (a) $3,000,000 in cash payable at closing, (b) $2,250,000 in cash in two equal installments of up to $1,125,000, payable on the last business day of each of the quarterly periods ending December 31, 2021 and June 30, 2022, (c) issuance of shares of the Company's common stock with an aggregate value of $2,250,000, in two equal installments valued at up to $1,125,000, determined on the last business day of each of the quarter ending March 31, 2022 and September 30, 2022 and (d) up to $1,250,000 in cash and issuance of shares of the Company's common stock valued at up to $1,250,000 on the first anniversary of closing, as an earn-out payment based upon Lyte achieving certain annual revenue milestones as provided in the Purchase Agreement in the year following closing. In addition to the foregoing, the Seller will be paid a cash relocation bonus in the amount of $317,000. The Consideration payable to Seller is subject to certain customary purchase price adjustments based upon working capital, and the issuance of Company common stock is limited to, and shall not exceed 19.9%, of the total outstanding common stock of the Company at closing. In the event that the shares of common stock otherwise issuable would exceed such threshold, the value of the Consideration payable shall be proportionately reduced to reflect such limitation.
The Purchase Agreement contains customary representations and warranties made by the Company and the Seller and indemnification obligations for a transaction of this type.. The Seller has also agreed to employment by the Company to serve as Vice President of the Company’s to-be-formed Lyte Technology Division.
The closing of the transactions contemplated by the Purchase Agreement is to occur on a date determined by the Company, in its discretion within forty-five (45) calendar days but not before October 1, 2021, or as soon as practicable on such date subsequent thereto that is no later than two business days after the last of the conditions to closing.
The foregoing provides only a brief description of the material terms of the Purchase Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder, and such descriptions are qualified in their entirety by reference to the full text of Purchase Agreement, which is filed as an Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Reference is made to the disclosure under Item 1.01 above regarding the Consideration to be paid under the Purchase Agreement, which is incorporated by reference into this Item 2.03.
Item 7.01 Regulation FD Disclosure.
On September 13, 2021, the Company issued a press release announcing acquisition of Lyte. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
2.1*	Stock Purchase Agreement dated September 10, 2021, between Phunware, Inc. and Caleb Borgstrom
99.1**	Press Release dated September 13, 2021 titled “Phunware Executes Definitive Agreement to Acquire Lyte Technology"
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

* Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Stock Purchase Agreement have been omitted and Phunware, Inc. agrees to furnish a copy of any such omitted scheduled to the Securities and Exchange Commission upon request.

** Furnished herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 13, 2021	Phunware, Inc.

	By:	/s/ Matt Aune
Matt Aune Chief Financial Officer